                         Exhibit 99.1

For Immediate Release	Contact Information
Thursday, September 27, 2007	Investors: Roberto R. Thomae
(210) 496-5300 ext. 214, bthomae@txco.com
Media: Paul Hart
(210) 496-5300 ext. 264, pdhart@txco.com

TXCO Resources Updates Current Activity

SAN ANTONIO -- Sept. 27, 2007 -- TXCO Resources Inc. (Nasdaq:TXCO) today provided an interim operations update. The Company:
•	Has spudded or re-entered 72 wells to date in 2007.
•	Has increased Glen Rose Porosity oil sales, to approximately 2,500 bopd in August.
•	Has begun preparations to expand its heavy oil sands cyclic steam project in the Maverick Basin.
•	Has initiated its Glen Rose shoal horizontal drilling program in its Fort Trinidad Field in East Texas.

TXCO currently has five rigs operating on its core, Maverick Basin acreage and seven rigs running overall. Maverick Basin wells currently under way, targeting multiple formations, include two wells targeting the Pearsall formation and one each focusing on the Glen Rose Porosity, Georgetown and Austin Chalk intervals.

Glen Rose-Maverick Basin
Some 32 of the wells begun in 2007 target the Maverick Basin's oil-producing, Glen Rose Porosity interval. Glen Rose Porosity oil sales averaged approximately 1,600 bopd in July as heavy rains slowed Maverick Basin field activity. Production increased to approximately 2,500 bopd in August as weather conditions returned to normal. Meanwhile, in order to maximize ultimate oil recovery from the formation, Schlumberger is moving ahead with a comprehensive reservoir optimization study of the Glen Rose Porosity for TXCO.

Glen Rose-Fort Trinidad
The Company is now erecting a rig to spud its first horizontal well in the Fort Trinidad Field of East Texas targeting Glen Rose shoals. TXCO will initially focus on the field's B-level shoal, where four vertical wells drilled in the 1960s had cumulative gas production ranging from 1-8 bcfe per well. One additional Glen Rose B shoal well is budgeted for 2007, with 40 additional B shoal locations identified for future drilling. TXCO's ongoing geologic study indicates numerous additional potential locations in the adjoining A, D, E and G shoals.

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San Miguel Oil Sands
TXCO estimates that the Maverick Basin has 7-10 billion barrels of 0o API gravity tar in-place, of which it controls 2-3 billion net barrels. A two-well, cyclical steam pilot is now in the third production phase testing the extensive tar sand formation. Bottom hole formation temperatures have risen to approximately 270° Fahrenheit. Engineering studies indicate oil mobility would be optimized as temperatures reach 400o-450° F. TXCO (50% WI) is expanding its initial Maverick Basin cyclical steam project and within 30 days plans to spud the first of three new wells in this San Miguel tar sand pilot. The Company expects the additional wells to increase formation temperatures more rapidly and boost overall response.

The produced heavy oil has been submitted for laboratory analysis by prospective refiners recently. TXCO has received preliminary indications of a favorable, $15-17 differential to West Texas Intermediate crude oil postings, which is in line with TXCO's initial estimates. Additional distillation tests will be needed to finalize the pricing scenario.

Additionally, drilling is scheduled to start in the fourth quarter on the first of 16 wells in a second pilot, located updip several miles from the first pilot. TXCO (50% WI) plans to use the fracture-assisted steamflood technology (FAST) recovery method on the new pilot. In the late 1970s and early 1980s, Conoco successfully recovered more than 300,000 barrels of oil, an estimated 50 percent recovery factor, from two small pilots using this technique. The Company expects this second pilot will accelerate the overall project and establishment of reserves. TXCO serves as operator with Pearl Exploration and Production Ltd. as its 50% partner.

TXCO (100% WI) continues work on a third shallow pilot in an area immediately west of the initial tar sand pilot that its geologists and engineers estimate contains 100 million barrels of a lighter, heavy oil (10-14o API gravity) at 100-300 feet in depth. Two parallel injection wells with 2,000-foot laterals have been drilled through the zone, surrounded by five adjacent vertical monitoring/production wells. The initial pilot will employ a hydrogen peroxide-based, exothermic reaction process to produce steam, as opposed to a conventional steam generator. TXCO is awaiting state regulatory approval to start injection.

Pearsall
TXCO currently is drilling a vertical well (100% WI) targeting the Pearsall shale resource play on its Glass Ranch lease and is preparing to spud a second horizontal Pearsall well with its partner, EnCana Oil & Gas (USA) Inc., on a separate lease in early October.

Additionally, a horizontal re-entry (100% WI) is under way on TXCO's Burr lease to drill a 2,000-foot lateral in the Pearsall interval. The well, the Burr A 1-68H, initially tested at a rate of 1.0 mmcfd and 170 barrels of condensate per day from the vertical completion in the 1970s.

Separately, TXCO (50% WI) and EnCana continue testing the first of two laterals at their first, jointly owned horizontal well. This lateral tested the lower James Lime section and is flowing about 145 mcfd. A proposed second lateral will target the Pearsall section of this well.

Other Activities
A new gas well (12% WI) drilled earlier this year in Grady County, Okla., by Ward Petroleum Corp. went on production in September at an initial rate of 8 mmcfd with 6,000 psi flowing tubing pressure. A second well targeting the Springer formation (TXCO 12% WI) has now drilled through the Cunningham section that produced in the first well and had excellent mud log shows.

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On TXCO's Marfa Basin acreage in West Texas, the Simpson 1 (50% WI) re-entry is scheduled to be fracture stimulated this week.

Management's Perspective
"We are on track to have record drilling levels in 2007," said Chairman, President and CEO James E. Sigmon. "We are very encouraged by the early results from our initial tar sand pilot and will expand it substantially in the fourth quarter. We will also begin drilling shortly on a second pilot, which we believe will further prove the potential of this large asset. Meanwhile, this year's ambitious drilling program targeting the Glen Rose Porosity is bearing fruit with oil sales continuing to increase during September coinciding with higher oil prices.

"By spudding the first well in our new Glen Rose Shoal play in the Fort Trinidad Field and drilling in the Pearsall gas resource play, I believe TXCO is creating greater value for our shareholders."

About TXCO Resources
TXCO Resources, formerly The Exploration Company, is an independent oil and gas enterprise with interests in the Maverick Basin, the onshore Gulf Coast region and the Marfa Basin of Texas, and the Midcontinent region of western Oklahoma. It has a consistent record of long-term growth in its proved oil and gas reserves, leasehold acreage position, production and cash flow through its established exploration and development programs. TXCO's business strategy is to build shareholder value by acquiring undeveloped mineral interests and internally developing a multi-year drilling inventory through the use of advanced technologies, such as 3-D seismic and horizontal drilling. It accounts for its oil and gas operations under the successful efforts method of accounting and trades its common stock on Nasdaq's Global Select Market under the symbol "TXCO."

Forward-Looking Statements
Statements in this press release that are not historical, including statements regarding TXCO's or management's intentions, hopes, beliefs, expectations, representations, projections, estimations, plans or predictions of the future, are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include those relating to oil and gas prices, capital expenditures, production levels, drilling plans, including the timing, number and cost of wells to be drilled, projects and expected response, and establishment of reserves. It is important to note that actual results may differ materially from the results predicted in any such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the costs of exploring and developing new oil and natural gas reserves, the price for which such reserves can be sold, environmental concerns affecting the drilling of oil and natural gas wells, as well as general market conditions, competition and pricing. More information about potential factors that could affect the Company's operating and financial results is included in TXCO's annual report on Form 10-K for the year ended Dec. 31, 2006, and its Form 10-Q for the quarter ended June 30, 2007. These and all previously filed documents are on file at the Securities and Exchange Commission and can be viewed on TXCO's Web site at www.txco.com. Copies are available without charge, upon request from the Company.

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